                                                                    Exhibit 99.1

         BRUSH ENGINEERED MATERIALS INC. REPORTS STRONGER THAN EXPECTED
                 FIRST QUARTER 2004 EARNINGS PER SHARE OF $0.22
                      SALES UP 26% OVER FIRST QUARTER 2003


      Cleveland, Ohio -- April 29, 2004 -- Brush Engineered Materials Inc. (NYSE-BW) today reported first quarter net income of $3.8 million or $0.22 per share diluted versus a net loss of $3.0 million or $0.18 per share for the first quarter of 2003. Sales were up 26.0% to $125.9 million compared to the first quarter 2003 sales of $99.5 million.

      The significant improvement in earnings is due to increased sales volume, improved product mix and continued improvement in margins and operating efficiencies. Gross margin as a percent of sales improved to 23.5% compared to 17.2% in the first quarter of 2003. Net income was negatively affected by $1.2 million due to a non-cash mark-to-market valuation of a stock based compensation plan and a non-cash unrealized loss related to the fair value of an interest rate swap.

      First quarter 2004 was the fifth consecutive quarter where sales were higher than the comparable quarter of the prior year. The increase, approximately $26.4 million, was driven by strength across almost all of the Company's key end-use markets, including telecommunications and computer, automotive and optical media. In addition to continued strength in Asia and Europe, the domestic economy showed signs of a stronger recovery. Metal prices and exchange rates accounted for approximately $6.4 million of the $26.4 million increase in sales for the quarter.

Business Segment Reporting

Metal Systems Group:

      The Metal Systems Group consists of Alloy Products, Technical Materials, Inc. (TMI) and Beryllium Products.

      The Metal Systems Group's first quarter sales of $76.0 million were 24.1% higher than first quarter 2003 sales of $61.2 million. The first quarter operating profit was $3.2 million compared to the first quarter 2003 operating loss of $3.4 million.

      Alloy Products first quarter sales of $52.5 million were up 30.0% over 2003 first quarter sales of $40.5 million. Alloy is experiencing global strength across its major markets including telecommunications and computer, automotive and industrial components. In addition to the continued strong demand in Asia, which was up 32.0%, first quarter sales in Europe were up 44.0% and North American sales were up 24.0% versus the first quarter of 2003. New products including ToughMet(R), a non-beryllium based copper-nickel-tin alloy system for heavy equipment applications, also contributed to the growth in sales. During the first quarter, Alloy Products continued to make progress with its operating improvement programs and achieved a record high in manufacturing productivity.

      TMI first quarter sales of $13.8 million were 16.0% higher than the first quarter 2003 sales of $11.9 million. The sales increase is primarily due to the increased demand from telecommunications and computer product applications.

      Beryllium Products sales in the first quarter of $9.7 million were approximately 10.0% above first quarter 2003 sales of $8.8 million. Beryllium Products continues to experience strong demand from the defense market. In addition, record shipments were achieved in the first quarter in the Electrofusion Products business due to strong commercial demand. Also the first shipments for the James Webb Space Telescope application were made in the first quarter.

Microelectronics Group:

      The Microelectronics Group includes Williams Advanced Materials Inc. (WAM) and Electronic Products.

      The Microelectronics Group first quarter 2004 sales of $49.9 million were 30.0% above the first quarter 2003 sales of $38.3 million. Operating profit of $5.5 million was more than double the first quarter 2003 operating profit of $2.5 million.

      WAM's first quarter sales of $42.1 million were 37.8% higher than first quarter 2003 sales of $30.5 million. The increase in sales was driven by strong demand from the optical media, performance film, wireless telecommunications handset and semiconductor markets.

      Electronic Products first quarter 2004 sales of $7.8 million were about flat with the first quarter of 2003. Sales to the telecommunications and computer market remained steady through the first quarter of 2004 with some strength from the electronics packaging sector.

Outlook

      The strengthening that occurred in the Company's key end-use markets during the fourth quarter of 2003 and the first quarter of 2004 is currently expected to continue into the second quarter. Orders received in the first quarter exceeded orders billed in the quarter by approximately $12.0 million. Lead times are short and changes in order rates can quickly translate to higher or lower sales. Assuming the stronger markets continue throughout the second quarter, the Company's revenues would be favorably affected and sales would be up approximately 15.0-25.0% compared to the second quarter of 2003 sales of $101.8 million.

      The second quarter earnings may be favorably affected by higher factory operating rates. The mark-to-market valuations that negatively affected the first quarter results could favorably or unfavorably affect the second quarter's results depending upon interest rates and the Company's stock price.

Chairman's Comments

      Commenting on the results, Gordon D. Harnett, President, Chairman and CEO, stated, "I am very pleased to report the significant improvement in sales and earnings for the first quarter of 2004. Our long-term strategic initiatives including operational improvements, overhead reduction, expanded geographic marketing and sales and the introduction of new products have returned us to profitability. We will remain disciplined in the continued implementation of our strategy and look forward to continued improvement throughout 2004."

Forward-looking Statements

      Portions of the content set forth in this document that are not statements of historical or current facts are forward-looking statements. The Company's actual future performance, including performance in the near term, may materially differ from that contemplated by the forward-looking statements as a result of a variety of factors. These factors include, in addition to those mentioned elsewhere herein:

      - The condition of the markets which the Company serves, whether defined geographically or by market, with the major markets being telecommunications and computer, optical media, automotive electronics, industrial components, aerospace and defense and appliance.

      - Actual sales, operating rates and margins in the second quarter 2004 and for the full year of 2004.

      -     Changes in product mix.

      -     The financial condition of particular customers.

      - The Company's success in implementing its strategic plans and the timely and successful completion of any capital expansion projects.

      - Other factors, including, interest rates, exchange rates, tax rates, pension costs, energy costs, raw material costs and the cost and availability of insurance.

      - Changes in government regulatory requirements and the enactment of any new legislation that impacts the Company's obligations.

      - The conclusion of pending litigation matters in accordance with the Company's expectation that there will be no material adverse effects.

      - Additional risk factors that may affect the Company's results are identified under the caption "Risk Factors" in the S-3 Registration Statement of the Company filed with the Securities and Exchange Commission on April 2, 2004.

      Brush Engineered Materials Inc. is headquartered in Cleveland, Ohio. The Company, through its wholly-owned subsidiaries, supplies worldwide markets with beryllium products, alloy products, electronic products, precious metal products, and engineered material systems.

FOR FURTHER INFORMATION, PLEASE CONTACT:

Investors:

Michael C. Hasychak
216/383-6823

Media:

Patrick S. Carpenter
216/383-6835

http://www.beminc.com

CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

                                                                     FIRST QUARTER ENDED
                                                                     -------------------
                                                                  APRIL 2,          MARCH 28,
(DOLLARS IN THOUSANDS EXCEPT SHARE AND PER SHARE AMOUNTS)          2004               2003
---------------------------------------------------------          ----               ----
NET SALES                                                       $   125,862        $     99,518
     COST OF SALES                                                   96,285              82,405
                                                                -----------        ------------
GROSS MARGIN                                                         29,577              17,113
     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES                    19,048              17,298
     RESEARCH AND DEVELOPMENT EXPENSES                                1,268               1,108
     OTHER-NET                                                        3,190                 746
                                                                -----------        ------------
OPERATING PROFIT (LOSS)                                               6,071              (2,039)
     INTEREST EXPENSE                                                 2,218                 772
                                                                -----------        ------------
INCOME (LOSS) BEFORE INCOME TAXES                                     3,853              (2,811)

     INCOME TAXES                                                        99                 205
                                                                -----------        ------------

NET INCOME (LOSS)                                               $     3,754        $     (3,016)
                                                                ===========        ============

PER SHARE OF COMMON STOCK: BASIC                                $      0.23        $      (0.18)

WEIGHTED AVERAGE NUMBER
     OF COMMON SHARES OUTSTANDING                                16,618,565          16,561,430


PER SHARE OF COMMON STOCK: DILUTED                              $      0.22        $      (0.18)

WEIGHTED AVERAGE NUMBER
     OF COMMON SHARES OUTSTANDING                                16,980,786          16,561,430


SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

                                                    APR. 2,            DEC. 31,
(DOLLARS IN THOUSANDS)                               2004                2003
----------------------                               ----                ----
ASSETS
CURRENT ASSETS
   CASH AND CASH EQUIVALENTS                       $  5,338            $  5,062
   ACCOUNTS RECEIVABLE                               67,117              55,102
   INVENTORIES                                       95,085              87,396
   PREPAID EXPENSES                                   6,208               5,454
   DEFERRED INCOME TAXES                                133                 291
                                                   --------            --------
        TOTAL CURRENT ASSETS                        173,881             153,305

OTHER ASSETS                                         25,835              26,761
LONG-TERM DEFERRED INCOME TAXES                         883                 704

PROPERTY, PLANT AND EQUIPMENT                       536,440             535,421
   LESS ALLOWANCES FOR DEPRECIATION,
     DEPLETION AND IMPAIRMENT                       349,534             344,575
                                                   --------            --------
                                                    186,906             190,846

                                                   --------            --------
                                                   $387,505            $371,616
                                                   ========            ========
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
   SHORT-TERM DEBT                                 $ 23,808            $ 13,387
   ACCOUNTS PAYABLE                                  20,350              16,038
   OTHER LIABILITIES AND ACCRUED ITEMS               34,184              37,366
   INCOME TAXES                                         812               1,373
                                                   --------            --------
        TOTAL CURRENT LIABILITIES                    79,154              68,164

OTHER LONG-TERM LIABILITIES                          13,991              14,739
RETIREMENT AND POST-EMPLOYMENT BENEFITS              49,794              49,358
LONG-TERM DEBT                                       84,292              85,756
MINORITY INTEREST IN SUBSIDIARY                          --                  26

SHAREHOLDERS' EQUITY                                160,274             153,573
                                                   --------            --------
                                                   $387,505            $371,616
                                                   ========            ========

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.